Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2021 Operating Results
SAN FRANCISCO, April 29, 2021 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the first quarter of 2021. Net income for the first quarter of 2021 was $94 million, compared with a net loss of $8 million for the first quarter of 2020.
The $102 million increase in net income relative to the prior-year period primarily reflected an increase in net interest income of $109 million and an improvement in provision for/(reversal of) credit losses of $45 million. This was partially offset by a decrease in other income of $39 million, primarily attributable to an increase in net fair value losses associated with financial instruments carried at fair value that was partially offset by an increase in net fair value gains associated with non-hedge qualifying derivatives.
The $109 million increase in net interest income primarily reflected an increase of $64 million in net fair value gains on designated fair value hedges, an improvement in retrospective adjustment of the effective yields on mortgage loans and related delivery commitments of $38 million, and an increase in prepayment fees received on advances of $7 million. Additionally, the Bank recorded a reversal of credit losses of $6 million for the first quarter of 2021, primarily associated with certain private-label residential mortgage-backed securities (PLRMBS) classified as available-for-sale (AFS) and largely resulting from improved credit performance and an improved economic outlook. This reversal compares with a provision for credit losses of $39 million recorded for the first quarter of 2020 associated with certain PLRMBS classified as AFS, which primarily resulted from a significant decline in fair values in the first quarter of 2020.
At March 31, 2021, total assets were $57.9 billion, a decrease of $10.7 billion from $68.6 billion at December 31, 2020. Total investments decreased $7.7 billion, to $27.5 billion at March 31, 2021, from $35.2 billion at December 31, 2020. The decrease in investments primarily reflected a decrease in securities purchased under agreements to resell, U.S. Treasury securities, and mortgage-backed securities (MBS), that was partially offset by an increase in Federal funds sold, as the Bank continued to manage its liquidity. In addition, advances decreased $2.9 billion, to $28.1 billion at March 31, 2021, from $31.0 billion at December 31, 2020, as many members maintained significant deposit balances and excess liquidity resulting from the economic impacts of the COVID-19 pandemic.
Accumulated other comprehensive income/(loss) (AOCI) increased by $137 million during the first quarter of 2021, to $367 million at March 31, 2021, from $230 million at December 31, 2020. The increase in AOCI during the first quarter of 2021 primarily reflected higher fair values of MBS classified as AFS.
As of March 31, 2021, the Bank complied with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 10.3%, exceeding the 4.0% requirement. The Bank had $6.0 billion in permanent capital, exceeding its risk-based capital requirement of $1.2 billion. Total retained earnings as of March 31, 2021, were $3.7 billion.
Today, the Bank’s board of directors declared a quarterly cash dividend on the capital stock outstanding during the first quarter of 2021 at an annualized rate of 6.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $34 million. The Bank expects to pay the dividend on May 11, 2021.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2021	Dec. 31, 2020
Total Assets	$57,908	$68,634
Advances	28,140	30,796
Mortgage Loans Held for Portfolio, Net	1,581	1,935
Investments, Net[1]	27,526	35,228
Consolidated Obligations:
Bonds	33,011	44,408
Discount Notes	17,109	16,213
Capital Stock – Class B – Putable	2,238	2,284
Unrestricted Retained Earnings	2,983	2,919
Restricted Retained Earnings	761	761
Accumulated Other Comprehensive Income/(Loss)	367	230
Total Capital	6,349	6,194

Selected Other Data at Period End	Mar. 31, 2021	Dec. 31, 2020
Regulatory Capital Ratio[2]	10.33%	8.69%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2021	Mar. 31, 2020
Net Interest Income	$158	$49
Provision for/(Reversal of) Credit Losses	(6)	39
Other Income/(Loss)	(21)	18
Other Expense	39	36
Affordable Housing Program Assessment	10	—
Net Income/(Loss)	$94	$(8)

	Three Months Ended
Selected Other Data for the Period	Mar. 31, 2021	Mar. 31, 2020
Net Interest Margin[3]	1.04%	0.18%
Operating Expenses as a Percent of Average Assets	0.23	0.12
Return on Average Assets	0.61	(0.03)
Return on Average Equity	6.04	(0.46)
Annualized Dividend Rate[4]	5.00	7.00
Average Equity to Average Assets Ratio	10.01	6.09

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2021, was $6.0 billion.
3.    Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; allowance for credit losses; and the impact of the COVID-19 pandemic. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com